Exhibit 99
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com	Media Contact Michael Lane D +1 610 358 6388 Michael.Lane@axalta.com

Immediate Release

Axalta Releases Third Quarter 2021 Results
Robust Pricing to Offset Persistent Inflation; Strong Operating Execution While Supply Chain Challenges Continue to Impact Results, Most Notably Within Mobility Coatings
GLEN MILLS, PA, October 25, 2021 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the third quarter ended September 30, 2021.
Third Quarter 2021 Highlights:
•Net sales increased 6.0% year-over-year with substantial growth of 14.1% from Performance Coatings more than offsetting continued weakness in Light Vehicle due to auto OEM production constraints
•Income from operations of $124.7 million versus $141.7 million in Q3 2020; Adjusted EBIT of $146.0 million compared with $210.4 million in Q3 2020; Q3 earnings results exceeded July guidance
•Diluted EPS of $0.30 versus $0.35 in Q3 2020; Adjusted diluted EPS of $0.39 versus $0.59 in Q3 2020
•Completed share repurchases of $90.1 million during Q3 and $213.7 million year-to-date
▪Closed acquisition of U-POL, a manufacturer of automotive repair and refinish products, on September 15, 2021
Third Quarter 2021 Consolidated Financial Results
Third quarter net sales of $1,088.6 million increased 6.0% year-over-year, including a 1.3% foreign currency benefit, driven by 4.5% higher average price and product mix and a 1.8% M&A benefit, partly offset by 1.6% lower volumes. Performance Coatings Q3 net sales increased 14.1%, including double-digit growth rates from both the Industrial and Refinish end-markets. The 10.1% reported net sales decrease for Mobility Coatings included a 14.8% decrease from Light Vehicle, which remained impacted by customer production constraints as a result of ongoing semiconductor chip and other supply chain shortages. This was offset partly by solid 9.0% net sales growth from Commercial Vehicle given supportive demand and customer production rates despite moderate supply issues also impacting that end-market. Positive price and product mix within both Performance Coatings and Mobility Coatings came from pricing adjustments implemented to offset broad-based inflationary pressure, while product mix was a modest headwind for the period.
Income from operations for Q3 2021 totaled $124.7 million versus $141.7 million in Q3 2020. Net income to common shareholders was $69.1 million for the quarter compared with $82.5 million in Q3 2020, and diluted earnings per share was $0.30 compared with $0.35 in Q3 2020. Results were significantly impacted by lower volumes from Mobility Coatings due to customer supply chain shortages, variable cost inflation which increased approximately 21% from the prior year quarter and the lapse of temporary cost reductions from the prior year, which were partly offset by continued demand strength and volume recovery within Performance Coatings. Substantial price realization progress was also made company-wide to offset the variable cost inflation and operating expenses benefited from structural savings actions and reduced restructuring-related charges from Q3 2020 of $26.1 million. The Q3 2021 results also include a $27.6 million benefit recorded in the period related to further anticipated insurance recoveries for the operational matter in Mobility Coatings and a gain on the sale of a closed manufacturing site.
Robert W. Bryant, Axalta's President and CEO, commented, “Axalta's third quarter results demonstrate strong financial performance and operating execution despite clear headwinds in the period. Cost inflation during third quarter has been significant, including all categories of raw materials, freight, utilities, packaging, and labor. At the same time, global supply chain constraints have persisted. These systemic issues have impacted Axalta both in terms of elevated pricing and lower availability of key inputs to our products, as well as at the customer level, where production rates have been constrained, most notably within Mobility Coatings. We continue to take active steps to offset these headwinds with implemented pricing and cost actions. While substantial progress has been made to date, we expect to take further actions as required to meet the challenge posed by persistent and widespread inflationary cost increases across our entire business portfolio, while also ensuring that we retain our existing base of volumes and valued customer relationships.”

Mr. Bryant continued, “Axalta benefited in the third quarter from ongoing demand strength and recovery across our Performance Coatings businesses, and strong customer production rates within Commercial Vehicle. Still, strong underlying demand in Light Vehicle has been masked by ongoing customer supply chain disruption.”
“We are excited to have closed the acquisition of U-POL in September and welcome the U-POL team to the Axalta family,” Mr. Bryant noted. “U-POL is expected to provide a solid growth accelerator for our Refinish business, notably within the mainstream portion of the portfolio, as well as in accessories and other adjacent aftermarket repair and protective markets.”
Mr. Bryant concluded, “In addition to recent acquisitions, we have continued our innovation focus this year, which remains the lifeblood of Axalta's growth and long-term value creation. As an example, Axalta’s Building Products team introduced an environmentally friendly “one-coat” coating for kitchen cabinets during Q3 to eliminate process steps at the customer. Also, our Energy Solutions business launched a new high performance electrical steel coating with broad effectiveness across the voltage range as well as improved corrosion performance. Finally, we are rapidly launching new products to serve the fast growing e-mobility market, where Axalta already has industry leading products in electric motor coatings, that have the potential to substantially increase our content per vehicle within electric vehicles.”
Performance Coatings Results
Performance Coatings third quarter net sales were $779.2 million, an increase of 14.1% year-over-year. Organic constant currency net sales increased 10.2% in the period as both end-markets provided strong contributions to a 5.2% segment volume increase and a 5.0% price and product mix benefit. M&A, which included some contribution from the U-POL acquisition, added 2.7% to net sales in the period. Foreign exchange in third quarter was a 1.2% year-over-year tailwind led by the stronger Chinese Renminbi and Euro.
Refinish net sales increased 10.4% year-over-year to $443.4 million in Q3 2021, including a 2.7% increase in volume versus the prior year as continued global traffic recovery has translated to additional global Refinish body shop demand. Despite the ongoing recovery, volumes remain below 2019 pre-pandemic levels by mid-single digits. Incremental traffic and congestion over the next year is anticipated to drive a continued rebound in Refinish net sales. Average price and product mix increased mid-single digits in the period, including moderate mix headwinds more than offset by improved average product pricing to offset rising variable cost inflation.
Industrial net sales increased 19.5% to $335.8 million, including strong high-single digit volume growth coupled with mid-single digit increases in average price and product mix, largely from improved pricing to offset variable cost inflation. Acquisitions contributed 3.9% of net sales growth in the quarter. Net sales increased substantially in all Industrial end-businesses and in all regions during the third quarter, though Asia Pacific saw moderate business mix headwinds that partially offset solid volume growth. Despite this strong result, constrained raw material availability during the period had a moderate impact on net sales volumes, primarily in North America and EMEA.
The Performance Coatings segment generated Adjusted EBIT of $122.8 million in the third quarter compared with $133.9 million in Q3 2020, with associated margins of 15.8% and 19.6%, respectively, led by continued volume recovery and growth as well as positive price and product mix, more than offset by a step down in temporary cost savings and a significant increase in cost inflation versus the prior year period.
Mobility Coatings Results
Mobility Coatings net sales were $309.4 million in Q3 2021, a decrease of 10.1% year-over-year, including a 1.5% positive currency translation benefit. Constant currency net sales decreased 11.6% year-over-year, driven by a 15.2% decrease in volume, including notable customer supply constraint impacts, offset partially by a 3.6% price-mix tailwind, principally from price improvement, including benefit from raw material index contracts, partly offset by modest mix headwinds.
Light Vehicle net sales decreased 14.8% to $235.4 million year-over-year (decreased 16.5% excluding foreign currency tailwinds), driven by continued customer supply shortages, which continued relatively unabated in the third quarter and with an increased impact to net sales volumes sequentially. Such production impacts are now expected to continue through 2022, and Axalta is estimating that approximately 11 million fewer vehicles will be produced in 2021 relative to initial industry forecasts from February. As such, we expect 2021 global light vehicle production to be relatively flat versus 2020 compared to the initial industry forecast of 13.4% growth.

Commercial Vehicle net sales increased 9.0% to $74.0 million versus Q3 2020 (increased 8.2% excluding foreign currency), driven by ongoing global production rate recovery versus the prior year quarter and supported by strong continued global demand across most vehicle end-businesses served, especially in truck and recreational vehicle. Average price and product mix was a moderate tailwind in the period driven by pricing improvement implemented to offset inflation. Overall Commercial Vehicle demand remains healthy, with new truck order trends remaining historically strong and supporting strong ongoing production rates globally, excluding China.
The Mobility Coatings segment generated Adjusted EBIT of negative $2.7 million in Q3 2021 compared with Adjusted EBIT of $48.5 million in Q3 2020, driven by substantial global volume headwinds in Light Vehicle, coupled with notable headwinds in both variable cost and operating expense against the prior year period given persistent inflation and the absence of temporary cost savings, offset partly by tailwinds in average price and product mix.
Balance Sheet and Cash Flow Highlights
Axalta ended the third quarter with cash and cash equivalents of $627.7 million and total liquidity of over $1.1 billion. Our net debt to trailing twelve month ("LTM") Adjusted EBITDA ratio increased to 3.5x at quarter end versus 2.6x as of June 30, 2021, driven by reduced cash and cash equivalents primarily resulting from funding the U-POL acquisition in September, completed share repurchases as well as moderately lower year-over-year LTM Adjusted EBITDA. Axalta ended the third quarter with an Adjusted EBITDA to interest expense coverage ratio of 6.7x. Total net leverage is anticipated to come down slightly by year end partially from the inclusion of Adjusted EBITDA from recently closed acquisitions for a full quarter, as well as from seasonally stronger anticipated free cash flow.
Third quarter total operating cash flow was $142.9 million versus $233.4 million in Q3 2020, reflecting solid underlying operating performance, but offset by the absence of prior year temporary cost savings, lower Mobility Coatings volumes and higher cost inflation. Free cash flow totaled $111.7 million compared with $223.3 million in Q3 2020, including higher capital expenditures in the period totaling $38.4 million versus $13.8 million in the prior-year quarter. We repurchased 3.1 million shares of our common stock during the third quarter for total consideration of $90.1 million and an average price of $29.04 per share, bringing repurchases year-to-date to a total of $213.7 million.
Sean Lannon, Axalta's Chief Financial Officer, commented, “Though Axalta experienced ongoing headwinds during the third quarter that surpassed initial expectations, we were pleased to be able to exceed prior Adjusted EBIT guidance for the period. This strong result reflected solid operating execution by our global team, continued progress in structural cost reductions, and better than expected demand within Performance Coatings for the period. We also saw strong progress in net price realization across all end-markets to counter persistent cost inflation headwinds.”
Mr. Lannon continued, “Regarding Q4 expectations, we anticipate supportive demand and year-over-year growth within Performance Coatings, coupled with incremental pricing realization. In Mobility Coatings, we expect that Light Vehicle customer production constraints will remain fairly constant during Q4, resulting in broadly similar sequential volume and operating profit outcomes. We also believe that the semiconductor chip shortage could continue through 2022.”
“Given the persistence of variable cost inflation and supply constraints during Q3, we now expect inflation of around mid-teens for the full year. We continue to leverage pricing actions as the primary means of offsetting these headwinds, and expect further actions will be necessary given additional inflation seen since our last update.”
Mr. Lannon concluded, “Regarding year-to-date capital deployment, we have made significant progress in investing excess cash, including two completed M&A transactions for an aggregate $647.3 million as well as substantive share repurchases, both of which should create value for shareholders over time alongside our ongoing organic growth investments. We retain an active M&A pipeline and anticipate further share repurchase activity for the balance of the year.”

2021 Full Year Financial Guidance Update
•Net Sales: ~+19%, including ~+2% FX and ~+2% M&A benefit
•Adjusted EBIT: $645-665 million
–Q4 ~24% of full year
•Adjusted Diluted EPS: $1.70-1.80
•Interest Expense: ~$135 million
•Diluted Shares: ~232 million
•Free Cash Flow: $410-430 million; including $155 million capex
•Tax Rate: ~21-22%
•D&A: ~$320 million; including $106 million step-up D&A
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its third quarter 2021 financial results on October 26, 2021 at 8:00 a.m. ET. The dial-in phone number for the conference call is +1-201-689-8560. A live webcast of the conference call will also be available online at www.axalta.com/investorcall. For those unable to participate, a replay will be available through November 2, with a dial-in number of +1-412-317-6671 and pin: 13724409.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries including our outlook, which includes net sales growth, currency effects, acquisition or divestment impacts, Adjusted EBIT, Adjusted diluted EPS, interest expense, income tax rate, as adjusted, free cash flow, capital expenditures, depreciation and amortization and diluted shares outstanding, the effects of COVID-19 on Axalta’s business and financial results, our and our customers’ supply chain constraints and our ability to offset the impacts of such constraints, and the timing and amount of any future share repurchases. Axalta has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “assumes,” “estimates,” “is likely,” “outlook,” “projects,” “forecasts,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, including the effects of COVID-19, that may cause its business, industry, strategy, financing activities or actual results to differ materially. The impact and duration of COVID-19 on our business and operations is uncertain. Factors that will influence the impact on our business and operations include the duration and extent of COVID-19, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of COVID-19. More information on potential factors that could affect Axalta’s financial results is available in “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Axalta's most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA, Adjusted EBIT and Adjusted diluted EPS consist of EBITDA, EBIT and Diluted EPS, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted diluted EPS, income tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
Constant Currency
Constant currency or ex-FX percentages are calculated by excluding the impact of the change in average exchange rates between the current and comparable period by currency denomination exposure of the comparable period amount.
Organic Growth
Organic growth or ex-M&A percentages are calculated by excluding the impact of recent acquisitions and divestitures.
Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBIT, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.

About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$1,088.6	$1,026.9	$3,279.0	$2,663.1
Cost of goods sold	745.3	634.1	2,182.6	1,780.1
Selling, general and administrative expenses	181.0	166.5	544.3	516.1
Other operating (benefits) charges	(7.6)	42.6	49.5	98.9
Research and development expenses	15.4	13.4	46.8	41.2
Amortization of acquired intangibles	29.8	28.6	88.1	84.5
Income from operations	124.7	141.7	367.7	142.3
Interest expense, net	33.8	39.8	100.7	112.4
Other (income) expense, net	(2.4)	2.3	(10.9)	0.9
Income before income taxes	93.3	99.6	277.9	29.0
Provision (benefit) for income taxes	24.4	17.1	66.9	(22.7)
Net income	68.9	82.5	211.0	51.7
Less: Net (loss) income attributable to noncontrolling interests	(0.2)	—	0.3	(0.2)
Net income attributable to controlling interests	$69.1	$82.5	$210.7	$51.9
Basic net income per share	$0.30	$0.35	$0.91	$0.22
Diluted net income per share	$0.30	$0.35	$0.90	$0.22
Basic weighted average shares outstanding	229.9	235.3	232.1	235.1
Diluted weighted average shares outstanding	230.7	236.0	233.0	235.9

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$627.7	$1,360.9
Restricted cash	10.4	3.1
Accounts and notes receivable, net	1,050.1	869.8
Inventories	677.9	559.9
Prepaid expenses and other current assets	147.7	132.2
Total current assets	2,513.8	2,925.9
Property, plant and equipment, net	1,193.5	1,194.5
Goodwill	1,619.8	1,294.9
Identifiable intangibles, net	1,323.0	1,148.8
Other assets	582.9	593.1
Total assets	$7,233.0	$7,157.2
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$622.5	$564.4
Current portion of borrowings	43.3	54.2
Other accrued liabilities	610.8	562.3
Total current liabilities	1,276.6	1,180.9
Long-term borrowings	3,799.2	3,838.5
Accrued pensions	288.0	309.9
Deferred income taxes	177.9	114.0
Other liabilities	204.2	234.1
Total liabilities	5,745.9	5,677.4
Shareholders’ equity:
Common shares, $1.00 par, 1,000.0 shares authorized, 251.7 and 250.9 shares issued at September 30, 2021 and December 31, 2020, respectively	251.7	250.9
Capital in excess of par	1,510.7	1,487.1
Retained earnings	774.0	563.3
Treasury shares, at cost, 23.4 and 16.1 shares at September 30, 2021 and December 31, 2020, respectively	(657.3)	(443.5)
Accumulated other comprehensive loss	(438.3)	(424.8)
Total Axalta shareholders’ equity	1,440.8	1,433.0
Noncontrolling interests	46.3	46.8
Total shareholders’ equity	1,487.1	1,479.8
Total liabilities and shareholders’ equity	$7,233.0	$7,157.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Nine Months Ended September 30,
	2021	2020
Operating activities:
Net income	$211.0	$51.7
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	234.7	243.6
Amortization of deferred financing costs and original issue discount	6.7	6.8
Deferred income taxes	9.3	(57.2)
Realized and unrealized foreign exchange losses, net	9.5	12.7
Stock-based compensation	11.7	15.9
Gain on sale of facility	(8.9)	—
Interest income on swaps designated as net investment hedges	(14.3)	(11.0)
Other non-cash, net	11.3	8.6
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(168.5)	(14.0)
Inventories	(107.8)	43.2
Prepaid expenses and other assets	(64.3)	(60.8)
Accounts payable	88.3	15.2
Other accrued liabilities	61.3	(40.9)
Other liabilities	10.0	17.1
Cash provided by operating activities	290.0	230.9
Investing activities:
Acquisitions, net of cash acquired	(647.3)	—
Purchase of property, plant and equipment	(98.7)	(56.2)
Interest proceeds on swaps designated as net investment hedges	14.3	11.0
Other investing activities, net	11.8	5.9
Cash used for investing activities	(719.9)	(39.3)
Financing activities:
Proceeds from long-term borrowings	—	500.0
Payments on short-term borrowings	(54.5)	(23.2)
Payments on long-term borrowings	(20.1)	(325.3)
Financing-related costs	(2.6)	(8.4)
Purchases of common stock	(213.8)	(0.9)
Net cash flows associated with stock-based awards	12.7	0.3
Purchase of noncontrolling interests	—	(5.8)
Other financing activities, net	(1.2)	0.1
Cash (used for) provided by financing activities	(279.5)	136.8
(Decrease) increase in cash	(709.4)	328.4
Effect of exchange rate changes on cash	(16.5)	(4.7)
Cash at beginning of period	1,364.0	1,020.5
Cash at end of period	$638.1	$1,344.2

Cash at end of period reconciliation:
Cash and cash equivalents	$627.7	$1,341.3
Restricted cash	10.4	2.9
Cash at end of period	$638.1	$1,344.2

The following table reconciles income from operations to adjusted EBIT and segment adjusted EBIT for the periods presented (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Income from operations	$124.7	$141.7	$367.7	$142.3
Other (income) expense, net	(2.4)	2.3	(10.9)	0.9
Total	127.1	139.4	378.6	141.4
Debt extinguishment and refinancing related costs (a)	—	—	0.2	2.4
Termination benefits and other employee related costs (b)	9.6	35.7	35.1	70.4
Strategic review and retention costs (c)	2.1	6.9	9.7	25.1
Acquisition and divestiture-related costs (d)	9.2	0.1	10.8	0.3
Impairment (benefits) charges(e)	(0.8)	0.3	(0.8)	3.5
Pension special events (f)	—	(0.7)	—	(2.5)
Accelerated depreciation (g)	0.6	0.4	1.8	8.9
Indemnity (income) loss (h)	(0.1)	0.3	(0.2)	0.3
Operational matter (i)	(18.7)	—	3.9	—
Brazil indirect tax (j)	—	—	(8.3)	—
Gain on sale of facility (k)	(8.9)	—	(8.9)	—
Step-up depreciation and amortization (l)	25.9	28.0	80.3	81.7
Adjusted EBIT	$146.0	$210.4	$502.2	$331.5

Segment Adjusted EBIT:
Performance Coatings	$122.8	$133.9	$379.7	$214.8
Mobility Coatings	(2.7)	48.5	42.2	35.0
Total	120.1	182.4	421.9	249.8
Step-up depreciation and amortization (l)	25.9	28.0	80.3	81.7
Adjusted EBIT	$146.0	$210.4	$502.2	$331.5

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended during September 2021. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses and non-cash fair value inventory adjustments associated with our business combinations, all of which are not considered indicative of our ongoing operating performance.

(e)	Represents impairment (benefits) charges, which are not considered indicative of our ongoing performance. The current year benefit primarily reflects a recovered gain on a previously impaired asset.

(f)	Represents certain defined benefit pension costs associated with special events, including pension curtailments, settlements and special termination benefits, which we do not consider indicative of our ongoing operating performance.

(g)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

(h)	Represents indemnity income associated with acquisitions, which we do not consider indicative of our ongoing operating performance.

(i)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative to our ongoing operating performance.

(j)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other (income) expense, net.

(k)	Represents non-recurring income related to the sale of a previously closed manufacturing facility.

(l)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

The following table reconciles net income to adjusted net income for the periods presented (in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income	$68.9	$82.5	$211.0	$51.7
Less: Net (loss) income attributable to noncontrolling interests	(0.2)	—	0.3	(0.2)
Net income attributable to controlling interests	69.1	82.5	210.7	51.9
Debt extinguishment and refinancing related costs (a)	—	—	0.2	2.4
Termination benefits and other employee related costs (b)	9.6	35.7	35.1	70.4
Strategic review and retention costs (c)	2.1	6.9	9.7	25.1
Acquisition and divestiture-related costs (d)	9.2	0.1	10.8	0.3
Impairment (benefits) charges(e)	(0.8)	0.3	(0.8)	3.5
Pension special events (f)	—	(0.7)	—	(2.5)
Accelerated depreciation (g)	0.6	0.4	1.8	8.9
Indemnity (income) loss (h)	(0.1)	0.3	(0.2)	0.3
Operational matter (i)	(18.7)	—	3.9	—
Brazil indirect tax (j)	—	—	(8.3)	—
Gain on sale of facility (k)	(8.9)	—	(8.9)	—
Step-up depreciation and amortization (l)	25.9	28.0	80.3	81.7
Total adjustments	18.9	71.0	123.6	190.1
Income tax provision impacts (m)	(1.3)	13.8	15.5	63.4
Adjusted net income	$89.3	$139.7	$318.8	$178.6
Diluted adjusted net income per share	$0.39	$0.59	$1.37	$0.76
Diluted weighted average shares outstanding	230.7	236.0	233.0	235.9

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended during September 2021. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses and non-cash fair value inventory adjustments associated with our business combinations, all of which are not considered indicative of our ongoing operating performance.

(e)	Represents impairment (benefits) charges, which are not considered indicative of our ongoing performance. The current year benefit primarily reflects a recovered gain on a previously impaired asset.

(f)	Represents certain defined benefit pension costs associated with special events, including pension curtailments, settlements and special termination benefits, which we do not consider indicative of our ongoing operating performance.

(g)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

(h)	Represents indemnity income associated with acquisitions, which we do not consider indicative of our ongoing operating performance.

(i)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative to our ongoing operating performance.

(j)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other (income) expense, net.

(k)	Represents non-recurring income related to the sale of a previously closed manufacturing facility.

(l)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

(m)	The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were expenses of $3.1 million, $6.9 million, $3.6 million and benefits of $26.8 million for the three month and nine months ended September 30, 2021 and 2020, respectively. The tax benefits for the nine months ended September 30, 2020 include the removal of a significant one-time benefit associated with the recognition of a deferred tax asset related to an intra-entity transfer of certain intellectual property rights. The tax expenses for the nine months ended September 30, 2021 include the deferred tax benefit ratably amortized into our adjusted income tax rate as the tax attribute is realized.

The following table reconciles cash provided by (used for) operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020	2021	2020	2021	2020
Cash provided by (used for) operating activities	$39.6	$(0.8)	$107.5	$(1.7)	$142.9	$233.4	$290.0	$230.9
Purchase of property, plant and equipment	(31.8)	(22.7)	(28.5)	(19.7)	(38.4)	(13.8)	(98.7)	(56.2)
Interest proceeds on swaps designated as net investment hedges	3.5	3.7	3.6	3.6	7.2	3.7	14.3	11.0
Free cash flow	$11.3	$(19.8)	$82.6	$(17.8)	$111.7	$223.3	$205.6	$185.7

The following table reconciles net income to EBITDA and adjusted EBITDA for the periods presented (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30, 2021		Nine Months Ended September 30,		Year Ended December 31, 2020
	2021	2020			2021	2020
Net income	$68.9	$82.5	$281.3		$211.0	$51.7	$122.0
Interest expense, net	33.8	39.8	138.2		100.7	112.4	149.9
Provision (benefit) for income taxes	24.4	17.1	89.8		66.9	(22.7)	0.2
Depreciation and amortization	79.3	80.4	311.4		234.7	243.6	320.3
EBITDA	206.4	219.8	820.7		613.3	385.0	592.4
Debt extinguishment and refinancing related costs (a)	—	—	32.2		0.2	2.4	34.4
Termination benefits and other employee related costs (b)	9.6	35.7	39.6		35.1	70.4	74.9
Strategic review and retention costs (c)	2.1	6.9	15.3		9.7	25.1	30.7
Acquisition and divestiture-related costs (d)	9.2	0.1	10.8		10.8	0.3	0.3
Impairment (benefits) charges(e)	(0.8)	0.3	1.4		(0.8)	3.5	5.7
Foreign exchange remeasurement losses (f)	(1.3)	5.5	2.0		2.3	7.5	7.2
Long-term employee benefit plan adjustments (g)	(0.3)	(0.6)	1.4		(0.8)	(2.3)	(0.1)
Stock-based compensation (h)	3.9	4.7	10.9		11.7	15.9	15.1
Dividends in respect of noncontrolling interest (i)	—	—	(1.1)		(0.7)	(0.5)	(0.9)
Operational matter(j)	(18.7)	—	3.9		3.9	—	—
Brazil indirect tax(k)	—	—	(8.3)		(8.3)	—	—
Gain on sale of facility (l)	(8.9)	—	(8.9)		(8.9)	—	—
Other adjustments (m)	(0.2)	0.2	—		(0.1)	0.3	0.4
Adjusted EBITDA	$201.0	$272.6	$919.9		$667.4	$507.6	$760.1

Adjusted EBITDA to interest expense coverage ratio			6.7	x

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees that were earned over a period of 18-24 months, which ended during September 2021. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses and non-cash fair value inventory adjustments associated with our business combinations, all of which are not considered indicative of our ongoing operating performance.

(e)	Represents impairment (benefits) charges, which are not considered indicative of our ongoing performance. The current year benefit primarily reflects a recovered gain on a previously impaired asset.

(f)	Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(g)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(h)	Represents non-cash impacts associated with stock-based compensation.

(i)	Represents the payment of dividends to our joint venture partners by our consolidated entities that are not 100% owned, which are reflected to show the cash operating performance of these entities on Axalta's financial statements.

(j)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative to our ongoing operating performance.

(k)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other (income) expense, net.

(l)	Represents non-recurring income related to the sale of a previously closed manufacturing facility.

(m)	Represents certain non-operational or non-cash gains and losses unrelated to our core business and which we do not consider indicative of ongoing operations, including indemnity (income) losses associated with the acquisition by Axalta of the DuPont Performance Coatings business, gains and losses from the sale and disposal of property, plant and equipment, gains and losses from the remaining foreign currency derivative instruments and from non-cash fair value inventory adjustments associated with our business combinations.